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  CUSIP No 90277W                                       Page 10 of 12 Pages
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                                   Exhibit 2

                          Irrevocable Proxy Agreement
                                    Between
         Unilabs Holdings, S.A. and Morgan Stanley & Co., Incorporated


          WHEREAS, UNILABS HOLDINGS S.A., a Panamanian corporation ("Purchaser") purchased on January 26, 2001 from MORGAN STANLEY & CO. INCORPORATED, a Delaware corporation ("Seller"), 427,359 shares of voting common stock, par value $0.01 per share (the "Acquired Shares"), of ULH Corporation, a Delaware corporation formerly known as UniHolding Corporation (the "Company") for $5.96875 per share, with regular way settlement scheduled for, and having occurred on, January 31, 2001;

          WHEREAS voting rights with reference to the Acquired Shares passed to Purchaser from Seller as rights appurtenent to such Acquired Shares; and

          WHEREAS Purchaser wishes to protect its right to exercise such voting rights in the event that, notwithstanding that the sale of the Acquired Shares has been confirmed to have settled, an error occurs in the settlement or clearing process for the Acquired Shares, or other unanticipated events result in the voting rights failing to be transferred to Purchaser from Seller in connection with the instant transaction;

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration:

          1. Seller hereby irrevocably appoints Purchaser, with full power of substitution, as proxy for Seller in Seller's name, place and stead to vote (or refrain from voting) all the Acquired Shares at any annual, special or other meeting of the stockholders of the Company with a record date on or after January 31, 2001, exercising such proxy in Purchaser's sole discretion with respect to any matter on which stockholders of the Company may vote. The Seller hereby revokes any proxies previously granted with respect to the Acquired Shares.

          2. At any time or from time to time on and/or after the date hereof, at Purchaser's request and without further consideration, Seller shall execute and deliver to or at the direction of Purchaser such other documents and take such other actions as Purchaser may request to effectuate the voting rights granted by this Irrevocable Proxy.


Acknowledged and agreed, as of this 2nd day of February, 2001

MORGAN STANLEY & CO. INCORPORATED



By: /S/ MUKESH PATEL
    ----------------------
    Mukesh Patel
    Managing Director